UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
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BALLY TOTAL FITNESS HOLDING CORPORATION
(Name of Registrant as Specified In Its Charter)
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SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Attached hereto is a copy of the Bally’s Answer and Counterclaim with respect to Civil Action No. 1833-N filed in the Court of Chancery of the State of Delaware in and for New Castle County on January 9, 2006.
Also attached hereto is a copy of Bally’s press release issued on January 10, 2006.
Important Additional Information Filed with the SEC
On December 27, 2005, as amended on January 9, 2006, Bally filed a definitive proxy statement with the SEC. The proxy statement was mailed to Bally stockholders on December 28, 2005. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT BALLY. Investors and stockholders are able to obtain free copies of the Proxy Statement and other documents filed with the Securities and Exchange Commission (the “SEC”) by Bally through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders are able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Bally by directing a request to Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, Attention: Investor Relations: Proxy Request.
LISTING OF PERSONS WHO MAY BE DEEMED “PARTICIPANTS” IN THE SOLICITATION AND CERTAIN INFORMATION CONCERNING SUCH PERSONS IS SET FORTH IN THE COMPANY’S DEFINITIVE PROXY STATEMENT DATED DECEMBER 27, 2005, AS AMENDED ON JANUARY 9, 2006, WHICH MAY BE OBTAINED THROUGH THE WEB SITE MAINTAINED BY THE SEC AT www.sec.gov.

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

LIBERATION INVESTMENTS, L.P. and	)
LIBERATION INVESTMENTS, LTD.	)
)
)
Plaintiffs,	)
	)	Civil Action No. 1833-N
v.	)
)
)
BALLY TOTAL FITNESS HOLDING	)
CORPORATION and PAUL A. TOBACK	)
)
)
)
Defendants.	)
)
BALLY TOTAL FITNESS HOLDING CORPORATION	) ) )
)
Counterclaimant,	) )
v.	)
)
LIBERATION INVESTMENTS, L.P.;	)
LIBERATION INVESTMENTS, LTD.;	)
PARDUS EUROPEAN SPECIAL	)
OPPORTUNITIES MASTER FUND L.P.;	)
PARDUS CAPITAL MANAGEMENT L.P.;	)
PARDUS CAPITAL MANAGEMENT LLC;	)
EMANUEL PEARLMAN; DON R.	)
KORNSTEIN; KARIM SAMII; and JOSEPH	)
THORNTON	)
)
Counterclaim Defendants.	)
ANSWER AND COUNTERCLAIM
     Defendants Bally Total Fitness Holding Corporation (“Bally” or the “Company”) and Paul A. Toback, by and through their undersigned attorneys, hereby respond to plaintiffs’ complaint (the “Complaint”) as follows:
     1. Defendants deny the allegations contained in the first and second sentences of paragraph 1 of the Complaint. Defendants deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in the third sentence of paragraph 1 of the Complaint.
     2. Defendants deny the allegations contained in paragraph 2 of the Complaint, except defendants admit that (i) one of the purposes of the Company’s stockholder rights plan was to protect the Company’s stockholders from unfair or coercive takeover proposals; (ii) at the time the rights plan was adopted, Bally’s directors knew that a significant percentage of the Company’s stock was held by institutional investors and (iii) at the time the rights plan was adopted, Bally’s directors knew that Pardus Capital Management (“Pardus”) had previously asked the Company to appoint certain individuals as directors of Bally.
     3. Defendants admit the allegations contained in the first, second, third and fifth sentences of paragraph 3 of the Complaint. Defendants deny the allegations contained in the fourth and sixth sentences of paragraph 3 of the Complaint, except defendants admit that at the time the rights plan was adopted, the Bally directors were aware that plaintiffs had previously brought an action against Bally pursuant to 8 Del. C. § 211.
     4. Defendants admit the allegations contained in the first, second and fourth sentences of paragraph 4 of the Complaint. Defendants deny the allegations contained in the third, fifth and sixth sentences of paragraph 4 of the Complaint, except defendants admit that at the time the rights plan was adopted, there were two vacancies on Bally’s board of directors in classes that were not standing for election at the next annual meeting of stockholders.
     5. Defendants deny the allegations contained in paragraph 5 of the Complaint.
     6. Defendants deny the allegations contained in paragraph 6 of the Complaint.
     7. Defendants incorporate their answer to paragraph 6 of the Complaint. Defendants deny the allegations contained in the first and third sentences of paragraph 7 of the Complaint.

Defendants deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in the second sentence of paragraph 7 of the Complaint.
     8. Defendants deny the allegations contained in the first, second and third sentences of paragraph 8 of the Complaint. Defendants deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in the third, fourth, fifth, sixth and seventh sentences of paragraph 8 of the Complaint.
     9. Defendants deny the allegations contained in paragraph 9 of the Complaint, except defendants admit that (i) after the rights plan was adopted, plaintiffs initiated an action pursuant to 8 Del. C. § 220; (ii) Bally produced documents to plaintiffs’ counsel in connection with that action on December 9, 2005 and (iii) plaintiffs’ counsel is prohibited from disclosing the contents of those documents.
     10. Defendants admit the allegations contained in paragraph 10 of the Complaint.
     11. Defendants deny the allegations contained in the first and second sentences of paragraph 11 of the Complaint. Upon information and belief, defendants deny the allegations contained in the third sentence of paragraph 11 of the Complaint. The allegations contained in the fourth sentence of paragraph 11 of the Complaint set forth legal conclusions to which no responsive pleading is required. To the extent a response is required, defendants deny the allegations, except defendants admit that Liberation suggested Don Kornstein to Pardus as a director nominee.
     12. Defendants deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in the first sentence of paragraph 12 of the Complaint. Upon information and belief, defendants deny the allegations contained in the second and third sentences of paragraph 12 of the Complaint. The allegations contained in the fourth and fifth sentences of paragraph 12 of the Complaint set forth legal conclusions to which no responsive pleading is required. To the extent a response is required, defendants deny the allegations, except defendants admit that (i) Liberation suggested Mr. Kornstein to Pardus as a director nominee and (ii) the other two directors on the Pardus slate have been nominated by the Company.
     13. The allegations contained in paragraph 13 of the Complaint set forth legal conclusions to which no responsive pleading is required. To the extent a response is required, defendants deny the allegations.
     14. Defendants deny the allegations contained in paragraph 14 of the Complaint.
     15. Defendants deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in the first and second sentences of paragraph 15 of the Complaint. Defendants admit the allegations contained in the third and fourth sentences of paragraph 15 of the Complaint.
     16. Defendants admit the allegations contained in paragraph 16 of the Complaint.
     17. Defendants deny the allegations contained in paragraph 17 of the Complaint, except defendants admit that (i) Mr. Toback is currently Bally’s chairman and chief executive officer (ii) Mr. Toback became chief executive officer of Bally in December 2002 upon the resignation of Lee Hillman; (iii) Mr. Toback became chairman of the board of directors of Bally in May 2003 and (iv) Mr. Toback previously worked for the mayor of Chicago and the federal government.
     18. Defendants admit the allegations contained in the first, second and third sentences of paragraph 18 of the Complaint. Defendants deny the allegations contained in the fourth sentence of paragraph 18 of the Complaint.
     19. The allegations contained in paragraph 19 of the Complaint set forth legal conclusions to which no responsive pleading is required. To the extent a response is required,

defendants deny the allegations, except defendants admit that (i) all of the directors of the Company with the exception of Mr. Toback are independent and (ii) Mr. Toback and Barry Deutsch have known each other since childhood and are long-time friends.
     20. The allegations contained in paragraph 20 of the Complaint set forth legal conclusions to which no responsive pleading is required. To the extent a response is required, defendants deny the allegations, except defendants admit that Eric Langshur’s term of office expires at the next annual meeting of stockholders.
     21. The allegations contained in paragraph 21 of the Complaint set forth legal conclusions to which no responsive pleading is required. To the extent a response is required, defendants deny the allegations, except defendants admit that John Rogers is a resident of Chicago and is the chairman and chief executive officer of a privately held institutional money management firm and mutual fund company.
     22. Defendants admit the allegations contained in the first, second, fourth, fifth, sixth and seventh sentences of paragraph 22 of the Complaint. Defendants deny the allegations contained in the third sentence of paragraph 22 of the Complaint.
     23. Defendants deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in the first, third and fifth sentences of paragraph 23 of the Complaint, except defendants admit that Dr. Marilyn Seymann advised the Company that given her new responsibilities as Associate Dean of the Arizona State University Law School and the schedule of frequent board meetings as the Company moved through an extended audit process, she felt unable to commit the time necessary to her directorial responsibilities. Defendants deny the allegations contained in the second, fourth and sixth sentences of paragraph 23 of the Complaint, except defendants admit that (i) Dr. Seymann resigned as a Bally director in August

2005 and (ii) Stephen Swid, an independent director who had previously been nominated by dissident stockholders, resigned in August 2005.
     24. Defendants admit the allegations contained in the first and second sentences of paragraph 24 of the Complaint. Defendants deny the allegations contained in the third and fourth sentences of paragraph 24 of the Complaint.
     25. The allegations contained in paragraph 25 of the Complaint set forth the legal conclusions to which no responsive pleading is required. To the extent a response is required, defendants deny the allegations, except defendants admit that (i) the rights plan is valid and (ii) Liberation has accurately quoted a portion of Bally’s discovery responses in the action brought by Liberation against Bally pursuant to 8 Del. C. § 220.
     26. Defendants deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in the first and second sentences of paragraph 26 of the Complaint, except defendants admit that plaintiffs suggested Don Kornstein to Pardus as a director nominee. The allegations contained in the third and fourth sentences of paragraph 26 of the Complaint set forth legal conclusions to which no responsive pleading is required. To the extent a response is required, defendants deny the allegations. Defendants deny the allegations contained in the fifth, sixth, seventh and eighth sentences of paragraph 26 of the Complaint, except defendants admit that they have indicated to plaintiffs that the circumstances currently known to defendants suggest that plaintiffs may be acting as a “group” with Pardus and other stockholders.
     27. Defendants deny the allegations contained in paragraph 27 of the Complaint.
     28. The allegations contained in paragraph 28 of the Complaint set forth legal conclusions to which no responsive pleading is required. To the extent a response is required, defendants deny the allegations, except defendants admit that rights plans are legitimate devices.

AFFIRMATIVE DEFENSES
FIRST AFFIRMATIVE DEFENSE
     The Complaint fails to state a claim upon which relief can be granted.
SECOND AFFIRMATIVE DEFENSE
     The relief requested by plaintiffs is barred by virtue of their unclean hands and/or their bad faith.
THIRD AFFIRMATIVE DEFENSE
     Plaintiffs have failed to join indispensable parties.
FOURTH AFFIRMATIVE DEFENSE
     The relief requested by plaintiffs is barred, in whole or in part, by the doctrine of laches.
FIFTH AFFIRMATIVE DEFENSE
     The relief requested by plaintiffs is barred by the doctrines of waiver and estoppel.
SIXTH AFFIRMATIVE DEFENSE
     To the extent that plaintiffs seek monetary damages from Mr. Toback, such relief is barred, in whole or in part, by Article THIRTEENTH of the Restated Certificate of Incorporation of Bally Total Fitness Holding Corporation.
     Defendants reserve the right to assert other defenses, counterclaims, cross-claims, and third-party claims when and if they become appropriate in this action.
     WHEREFORE defendants respectfully request that the Court:
     (a) dismiss the Complaint with prejudice;
     (b) enter judgment in favor of defendants and against plaintiffs;
     (c) award to defendants all attorneys’ fees and costs incurred in the defense of this action; and
     (d) grant such other and further relief as the Court deems just and proper.

COUNTERCLAIM FOR DECLARATORY RELIEF
     Defendant and Counterclaimant Bally Total Fitness Holding Corporation (“Bally” or the “Company”), by and through its undersigned attorneys, states the following counterclaims against Plaintiffs and Counterclaim Defendants Liberation Investments, L.P. and Liberation Investments, Ltd. (collectively the “Liberation Entities”); and against Additional Counterclaim Defendants Emanuel Pearlman and Don R. Kornstein (collectively with the Liberation Entities, “Liberation”); Pardus European Special Opportunities Master Fund L.P., Pardus Capital Management L.P., and Pardus Capital Management LLC (collectively, the “Pardus Entities”); and Karim Samii and Joseph Thornton (collectively with the Pardus Entities, “Pardus”) and alleges as follows:
I. INTRODUCTION
     1. This case is about two hedge funds’ secretly acting in concert to accomplish what neither could lawfully do on its own. Specifically, the hedge funds have joined forces (including understandings and arrangements as to the voting of shares) to destabilize the management and Board of Directors of the Company at a critical juncture in its lifecycle, for differing yet equally self-interested purposes.
     2. In response to the perceived threat of stockholders acquiring a controlling stake through “creeping acquisitions” without paying the other stockholders a control premium, Bally adopted a garden-variety Rights Agreement establishing a stockholder rights plan (the “Plan”) of the type that Delaware courts have long recognized as a valid device for this purpose.1 Both Liberation and Pardus own more than 10% of the Company’s stock; however, the existence of

[1]	Liberation, in fact, applauded the Plan at first because it protected Liberation from the dangers of creeping acquisitions of other hedge funds like Pardus. Now that the two are allies, Liberation instead seeks the Plan’s invalidation.

the Plan prevents either Liberation or Pardus from acquiring more than 15% without Board approval, and thus deters any further efforts to take over the Company without first negotiating with the Board. But the hedge funds prefer not to play by those rules. Instead, they are apparently secretly acting together (albeit for different reasons), attempting to use their combined voting power to displace management, seize control of the Company, and effect fundamental changes that will help them achieve their respective selfish interests. If proved, such concerted action would trigger both the Plan and Section 203 of the Delaware General Corporation Law (“DGCL”).
     3. Although they share a common objective—destabilization of the Company’s management and Board—Liberation and Pardus have very different motivations for wanting to oust management and the current independent Board.
     4. Liberation (specifically Pearlman) is obsessed with ousting Bally’s CEO, Paul Toback, and perhaps others he considers responsible for the departure of Lee Hillman, the former CEO of Bally who was found, by an independent investigation, to have been responsible for the “culture of aggressive accounting” and inadequate internal controls that led to Bally’s recent restatement of financials that had been issued during Hillman’s tenure. Pearlman and Hillman are close friends and business associates, and Hillman is a founding and continuing investor in Liberation. Furthermore, while CEO, Hillman retained Pearlman as an “employee-consultant” and caused Bally to pay Pearlman millions of dollars in salary, restricted stock, and fees for now-failed acquisitions.
     5. Current management, which has worked to redress the wrongs of this era of misconduct through re-audit and restatement of the Company’s financial statements and the addition of new and independent directors, also terminated Mr. Pearlman’s lucrative consulting arrangements, earning Pearlman’s enmity toward the Board and his irrational and compulsive hatred of the Company’s current CEO, Paul Toback. Following his departure, Pearlman has engaged in an incessant campaign to exact revenge and destabilize the Company. He has worked diligently both to disrupt the ongoing efforts of the Company to investigate the actions of former management and to distort the market’s perceptions of the inherent value of the Company by disparaging management and the independent directors of the Board. This strategy enabled Liberation to creep up to its current, almost 12% stake at the lowest possible cost at a time when the Company’s public stockholders were unable otherwise to evaluate Bally’s value while the Company completed the restatement of a multitude of accounting errors that occurred in periods under Hillman’s management.
     6. Pardus, on the other hand, hopes to thwart the efforts, announced in December 2005, by the Company’s independent Board of Directors to explore strategic alternatives, intending instead to double its current stake (acquiring as much as 30% of the Company’s stock), to fill a majority of the positions on Bally’s Board, and then to lead a recapitalization from which it hopes to profit at the expense of other stockholders—all efforts it has proposed to Bally, but which the Board has properly rejected. Pardus hopes ultimately to gain control of the Company without paying the premium for that control that Delaware law and Bally’s independent Board would require.
     7. Initially, perhaps Liberation and Pardus were acting independently—each having publicly stated, even after Bally’s Rights Plan was adopted, that they might separately slate candidates for election at Bally’s upcoming annual meeting of stockholders. However, Counterclaim Defendants apparently came to realize that their independent efforts to mount separate proxy contests and to slate competing candidates might counteract and dilute their common objective of defeating Bally’s candidates and proposals and obtaining influence and control over Bally. Accordingly, after the Plan was adopted, Liberation and Pardus apparently agreed to join forces, launching separate challenges with a common destabilization objective. Pardus agreed to revise its director slate to add Counterclaim Defendant Don R. Kornstein—a long-time Pearlman loyalist and Liberation investor—and Liberation, in turn, secretly agreed to support that slate. Pardus and Liberation apparently further agreed that Liberation would sponsor and Pardus would support stockholder proposals seeking to depose Bally’s current CEO and Chairman. The Liberation proposals would serve both as a “foil” to destabilize the Company, the Board, and the strategic process initiated by Bally’s independent directors and as a means to obtain support of Kornstein’s and the other Pardus’ nominees’ candidacies by impugning current management so Liberation and Pardus could accomplish their mutual goals.
     8. On November 30, 2005, Bally completed its restatement and announced “that its Board of Directors has retained J.P. Morgan Securities Inc. to explore a range of strategic alternatives to enhance stockholder value [including such possibilities as] a recapitalization, the sale of securities or assets of the Company or the sale or merger of Bally.” Bally’s Board has undertaken this step because the Company is at a crossroads financially—Bally’s large debt load, created by prior management and Pearlman, continue to leave the Company capital-constrained, and $300 million of that debt (the “9.75% Senior Subordinated Notes”) comes due in October 2007. Failure to refinance that debt could result in various defaults under Bally’s other debt obligations. The necessary refinancing could include a significant equity recapitalization, with the issuance of shares representing effective control of the Company.
     9. Shortly after completing its restatement and announcing its strategic process, Bally filed suit in federal court alleging, inter alia, that Counterclaim Defendants were acting in concert as an undisclosed “group.” In prompt response, the Liberation Entities filed the Complaint in this action seeking a declaration by this Court that the Plan is invalid. That alone is strong evidence of the fact that concerted action has occurred because the Company has already affirmatively advised Liberation that the Plan does not preclude independently acting stockholders from voting in favor of each other’s proposals or suggesting candidates to one another unless they have an undisclosed agreement, arrangement, or understanding to work together to achieve their common goals. Once Bally filed the federal action alleging Pardus and Liberation were acting as an undisclosed group, Liberation quickly sought to invalidate the Plan in order to prevent the issuance of Rights under the Plan to all of Bally stockholders other than Counterclaim Defendants because the issuance of such Rights would effectively thwart Counterclaim Defendants’ inequitable behavior. However, Liberation has so far successfully forestalled having to disclose that it and Pardus are a “group” merely by the expedient of disclosing Bally’s allegations to that effect.2 Thus, Plaintiffs no longer need and have not sought to press their claim to invalidate the Plan.
     10. Events after the adoption of the Plan strongly suggest that Liberation and Pardus, who by the Liberation Entities’ own admission collectively own approximately 26% of the Company’s stock (Complaint ¶¶ 2–3), have been acting in concert pursuant to an “agreement, arrangement or understanding,” to vote the shares of the Company stock they own and for which they obtain proxies in favor of directors nominated by Pardus and stockholder proposals submitted by Liberation with the intention and effect of:
          a. replacing incumbent, independent director Eric Langshur with Don R. Kornstein, who was nominated by Pardus but admittedly suggested by Liberation;
          b. seeking the election of two new directors selected by Pardus;

[2]	The federal court ruled that this was sufficient for purposes of the federal disclosure rules, and did not reach the question of whether Liberation and Pardus are in fact operating as a “group.” Bally has appealed the federal court ruling.

          c. promoting an inappropriate (and illegal) stockholder proposal to permit stockholders directly to fire corporate officers and to prohibit the Board’s reappointing any manager fired by the stockholders—usurping the powers and duties of the Board of Directors to manage and direct the business and affairs of the Company, as specified in Section 141 of the DGCL and the Company’s certificate of incorporation;
          d. utilizing that stockholder proposal, if passed and not invalidated by this Court as illegal, to remove Bally’s Chairman and CEO, Paul A. Toback—destabilizing both management and the board room—and thereby disrupting, if not causing the failure of, the Company’s efforts to pursue strategic options;
          e. utilizing Liberation’s stockholder proposals, regardless of whether they are passed or later invalidated by this Court as illegal, to undermine the authority and effectiveness of the Company’s leadership at this critical juncture in Bally’s life cycle; and
          f. preventing Bally’s public stockholders from obtaining the opportunity to receive a control premium from Liberation, Pardus, or any other party or group seeking to obtain a control position in or to acquire the Company.
     11. Through these counterclaims, Bally now seeks a declaratory judgment that the Plan was validly adopted and is enforceable according to its terms. Bally further seeks a judicial determination of whether Liberation and Pardus have acted in concert and whether their actions have resulted in (1) the occurrence of a “Trigger Event” under the Plan, and/or (2) the Liberation Entities and Pardus Entities becoming “interested stockholders” within the meaning of Section 203 of the DGCL.3

[3]	It should be noted that, for purposes of the Plan, this Counterclaim (and any brief, memorandum or other filing by the Company in connection herewith unless specifically so stated in such filing) is not and does not constitute (and is not intended to constitute) a public (Continued)

II. PARTIES AND RELATED ENTITIES
     12. Counterclaimant Bally is a Delaware corporation with its principal place of business in Chicago, Illinois. The Company is engaged in the business of owning and operating fitness centers nationwide.
     13. Counterclaim Defendant Liberation is an affiliated group of hedge funds, which admittedly operates in the manner of corporate raiders of the 1980s—it identifies undervalued companies and seeks to take effective control of them without paying a control premium by engaging in various tactics, including proxy fights. (Compl. ¶ 15.)
     14. Counterclaim Defendant Emanuel R. Pearlman is the General Manager, Chairman, and CEO of Liberation Investment Group LLC, which is the general partner of Counterclaim Defendant Liberation Investments, L.P. and an investment advisor to Counterclaim Defendant Liberation Investments, Ltd. Bally’s former CEO, Lee Hillman, and Counterclaim Defendant Don R. Kornstein are founding investors in Liberation.
     15. Liberation and Pearlman are beneficial owners of approximately 4.4 million shares of Bally stock—roughly 12% of the outstanding shares. In the past twenty-four months, Liberation Investments, L.P. has bought and sold roughly $3.7 million of the Company’s debt securities.
     16. From 1990 to 1996, Pearlman worked for Bally Manufacturing, later known as Bally Entertainment. The Company was a wholly owned subsidiary of Bally Entertainment announcement by the Company that (i) the Counterclaim Defendants (or any other person or persons), alone or collectively, constitute an “Acquiring Person” or that a “Shares Acquisition Date” has occurred (as such terms are defined in the Rights Plan), or (ii) discloses or is intended to disclose information which reveals or is intended to reveal the existence of an Acquiring Person, and nothing in this Counterclaim (or in any brief, memorandum or filing by the Company in connection herewith unless specifically so stated there to the contrary) should be construed and is not authorized by the Company to be construed to the contrary.

before 1995, when the Company was spun-off and had its own public offering. Pearlman also served as a financial advisor to the Company for most of the period from 1993 through 2003.
     17. As part of his compensation as an employee-consultant to the Company, which amounted to millions of dollars including fees for now-failed acquisitions, Pearlman was granted 35,000 shares of restricted stock under the Company’s Long Term Incentive Plan, which vested upon Liberation’s acquisition of more than 10% of the Company’s outstanding shares.
     18. Pearlman, like the Liberation Entities he controls, is an acknowledged corporate raider, protégé of “greenmailer” Asher Edelman, and had been involved in numerous corporate takeover attempts during and since the 1980s. He has frequently used proxy contests and other coercive techniques to force companies either to accede to his demands or face management and board replacement. As described below, Pearlman, individually and through Liberation, has repeatedly employed similar tactics against Bally, such as:
          a. threatening a proxy contest in 2004 over four separate stockholder proposals in order to compel redemption of the Company’s prior stockholder rights plan, in order to advance his personal financial interest in the vesting of his restricted shares and to facilitate Liberation’s accumulation of a large block of Bally stock;
          b. harassing management and the Board with eleven letters and three separate lawsuits over the past 18 months, intended to disrupt the Herculean efforts of the Company to complete the financial restatements necessitated by errors of the prior management that had retained Pearlman and irresponsibly and falsely try to shift responsibility to current management which had terminated him;
          c. threatening a proxy contest to replace the incumbent Board at the upcoming stockholder meeting on January 26, 2006—a threat that was withdrawn after Pardus agreed to nominate Pearlman’s long-time business associate, Kornstein, as its own candidate to replace Langshur, who is a recently-appointed independent director and Chairman of the Company’s Audit and Special Demand Evaluation Committees.
     19. Counterclaim Defendants Pardus Entities are also an affiliated group of hedge funds comprised of Pardus European Special Opportunities Master Fund L.P., (the “Fund”); its investment manager, Pardus Capital Management L.P., (“Pardus L.P.”); and Pardus Capital Management LLC, (“Pardus LLC”), the general partner of Pardus L.P.
     20. The Fund is a limited partnership formed under the laws of the Cayman Islands in February 2005, and is the holder of record of approximately 5,500,000 shares of stock of the Company. The Fund is also the direct holder of $10.5 million principal amount of the Company’s 9.75% Senior Subordinated Notes.
     21. Pardus L.P. is a Delaware limited partnership formed in February 2005, and serves as the investment manager for the Fund. As such, Pardus L.P. is the beneficial owner of the shares of the Company held by the Fund. Pardus L.P. possesses sole power to vote and to direct the dispositions of all shares held by the Fund.
     22. Pardus LLC is a Delaware limited liability company formed in February 2005, and is the general partner of Pardus L.P.
     23. Counterclaim Defendant Karim Samii is a principal and co-founder of Pardus L.P. and is the sole member of Pardus LLC and, in such capacity, acts as a portfolio manager of the Fund. Prior to co-founding Pardus, Samii was an executive with W.R. Huff Asset Management (“W.R. Huff”), another hedge fund.
     24. Counterclaim Defendant Joseph Thornton is a co-founder and Chief Operating Officer of Pardus L.P. Prior to co-founding Pardus with Samii, Thornton also was an executive with W.R. Huff.

     25. Pardus has not made any filings under the securities laws concerning ownership of the shares of any public company other than Bally. In its 13D and 14A filings with respect to Bally and in its communications with the Company, Pardus has ostensibly claimed that its intentions are to work with the current management to enhance stockholder value, to obtain more than 15% of the Company’s stock, and to nominate directors. In reality, Pardus seeks to gain control of the Company for its own financial interests and at the expense of other stockholders.
     26. Counterclaim Defendant Kornstein has been nominated as a director by Pardus upon the sponsorship of Counterclaim Defendant Pearlman. While Kornstein has no prior relationship with Pardus, he is a close, long-time business associate of Counterclaim Defendant Pearlman. Kornstein, who served as a Senior Managing Director and head of Bear Stearns’ gaming industry group, became well-acquainted with Counterclaim Defendant Pearlman by no later than 1988, when Kornstein and Bear Stearns assisted Pearlman and Pearlman’s investment partnership, Gemini Partners, in an unsolicited attempt to take over trucking company Arkansas Best. When Kornstein left Bear Stearns to become CEO of Jackpot Enterprises, Inc. (a gaming equipment manufacturer and operator) he hired his friend Pearlman as a consultant. In 2002, when Hillman and Pearlman attempted to sell the Company to HealthSouth (at which Hillman soon thereafter became a director) in a stock-for-stock merger (a transaction that would have resulted in Hillman and Pearlman receiving significant cash and other benefits), Hillman proposed that the Bally Board be expanded to include Pearlman and Kornstein in hopes of pushing the transaction through. After Hillman and Pearlman left Bally, Hillman and Kornstein joined Pearlman as founding investors of Liberation to continue their corporate raiding activities in general and to “liberate” Bally in particular. In 2003, Counterclaim Defendant Pearlman nominated his two friends Kornstein and Hillman to the board of directors of InterTAN, Inc., an electronics retailer and target of another proxy contest mounted by Liberation. Until Liberation apparently entered into the agreement with Pardus whereby Pardus would nominate Kornstein as part of Pardus’ slate of directors, Bally would not have expected to see Kornstein put forward as a candidate by anyone other than Liberation or Pearlman himself.
     27. Third Party Lee S. Hillman is Bally’s former CEO. Following his departure from the Company, Hillman founded Liberation Investment Advisory Group LLC. Since leaving Bally, Hillman has served on various boards of directors, including HealthSouth Corp., to which Hillman had tried to sell the Company shortly before his departure, and RCN Corp., where he serves as a director along with James F. Mooney, whom Pardus had originally sought to nominate instead of Kornstein.
III. SUBSTANTIVE ALLEGATIONS
     A. Bally Under Hillman’s Management
     28. Since as early as 1996, Pearlman has served as a trusted advisor to and supporter of Hillman, Bally’s now discredited former President and CEO. At Hillman’s direction, Pearlman was retained as a highly compensated financial and business consultant to the Company during periods that have now been restated due to significant accounting errors. The improper accounting included entries associated with transactions for which Pearlman had been the Company’s principal financial advisor.
     29. Hillman rewarded Pearlman richly by directing Bally to pay him millions of dollars in employee-consultant fees and restricted stock grants. In addition, Pearlman advised Bally to engage in significant acquisitions, and to incur substantial debt to finance those acquisitions, for which Pearlman received more than $1 million in fees. During Hillman’s reign, he rewarded Pearlman with restricted stock under Bally’s Long Term Incentive Plan. Under the terms of its issuance, the restricted stock would vest upon a change of control in the Company—

defined to include acquisition by any person or group of more than 10% of the Company’s outstanding stock.
     30. In 2002, Hillman proposed to the Bally Board that the Company be sold to HealthSouth—just months before HealthSouth’s accounting fraud became public, its stock was delisted, and its CEO was fired. The transaction would have had management’s stock options purchased by HealthSouth for cash, while other Bally stockholders were to receive HealthSouth stock. The key financial advisor to Bally and Hillman on that proposed transaction was Pearlman.
     31. When the Bally Board balked at Hillman’s request to sell the Company to HealthSouth, Hillman attempted to put two of his friends on Bally’s Board—Pearlman and Kornstein—in an effort to push through that proposal. The Board refused to add either candidate.
B.	Hillman’s Departure, Bally’s Weakened Condition, and Pearlman’s Attempts to Control Company Management
     32. Hillman left the Company at the end of 2002, and the Board replaced him, naming Paul Toback as Bally’s President and CEO.
     33. As a result of incorrect accounting that took place under Hillman’s management, Bally has had to restate financial statements spanning a period of several years. In 2005, an independent investigation concluded that Hillman and another former officer of Bally “were responsible for multiple accounting errors and creating a culture within the accounting and finance groups that encouraged aggressive accounting” at Bally. The Company has suspended further payments to Hillman and the other officer under their respective severance agreements.
     34. Since the ouster of Hillman from his position as Bally’s CEO, Pearlman, through Liberation, has waged a relentless, and strangely personal, campaign against the Bally management and Board members that replaced his long-time personal friend and business collaborator; against the management that discontinued Pearlman’s highly lucrative consulting work for Bally; against the management that guided the Company through an internal investigation and financial restatement necessitated by Hillman’s mismanagement.
     35. Toward the end of Pearlman’s consultancy with the Company, he founded Liberation Investment Group LLC. Pearlman, Kornstein, and Hillman quickly began their work together. Kornstein and the Lee S. Hillman Revocable Trust were initial investors in and retain their interest in Liberation entities. Both served as insurgent nominees in Liberation’s first destabilization campaign against InterTan, Inc., a campaign launched only months after Hillman and Pearlman were no longer with Bally. In addition, Hillman has served as an investment advisory consultant to various Liberation entities. Shortly after Hillman’s departure from the Company, he founded Liberation Investment Advisory Group LLC.4
C.	Redemption of Bally’s Prior Stockholder Rights Plan and the Resulting Personal Benefit to Pearlman
     36. In June 2004, Liberation notified Bally that it intended to present certain proposals for the stockholders’ consideration at the 2004 Annual Stockholders Meeting. The proposals included one that would cause Bally to redeem its then-existing stockholder rights plan, which had a 10% trigger. Upon redemption, a stockholder or group of stockholders would be permitted to accumulate a 10% or greater interest in the Company without prior Board approval.

[4]	Pearlman contends the similarity in the funds’ names is purely coincidental and that the funds are wholly unrelated. Because the Liberation entities are private hedge funds, which operate without even the most basic disclosure requirements, the full extent of the participation by Pearlman, Hillman, and Kornstein and the true nature of the interrelationships among the various Liberation entities is not publicly available. Thus, like so many other amazing coincidences asserted by Liberation, Bally, its stockholders, and the Court are expected to accept the cat’s word that, “There never was any canary in that cage.”

     37. In Schedules 13D filed with the SEC on June 8 and July 13, 2004, Liberation, while generally reserving the right to change its mind and buy or sell shares of Bally stock, disavowed any current intention to accumulate further shares of Bally.
     38. On July 12, 2004, Bally announced that it voluntarily would redeem its then-existing rights plan, subject to the terms of a newly adopted Stockholder Rights Plan Policy, agreed to by Liberation, which gave the independent directors the ability to adopt another rights plan if it determined that doing so was in the Company’s stockholders’ best interests. Under the Stockholder Rights Policy, any rights plan created by unilateral action of the independent directors would require stockholder approval within nine months of adoption.
     39. Liberation began a “creeping acquisition” of Bally stock through open market purchases shortly after Bally’s redemption of its prior rights plan, and contrary to Liberation’s contemporaneous statements regarding its intentions.
     40. With each additional accumulation—on repeated occasions—Liberation (continuing to reserve the right to change its mind) again announced that it had no present intention or plan to acquire additional shares.
     41. By May 6, 2005, Liberation had more than doubled its Bally holdings, accumulating almost 12% of the Company’s outstanding shares—and in doing so, triggered the vesting of more than one million restricted shares that had been awarded to Pearlman and others under the Long Term Incentive Plan.
D.	The Company Considers Adopting a Rights Plan
     42. In addition to Liberation’s creeping acquisitions, by August 2005 other hedge funds had made sizeable accumulations, seeking to capitalize on Bally’s depressed stock price and the lack of information available to the Company’s public stockholders due to its inability to issue financial information during the ongoing restatement process.

     43. At a meeting held on August 7, 2005, the Board noted recent actions by certain of its debtholders and the continued concentration of ownership of the Company’s shares were causing concerns about possible abuses through further aggregations. Accordingly, the Board determined to evaluate whether readoption of a rights plan might be in the best interests of its stockholders. The Board’s concerns would be heightened when a new significant hedge fund became, in a matter of weeks, Bally’s largest stockholder—and with large demands.
E.	Pardus Suddenly Emerges As the Company’s Largest and Most Demanding Stockholder
     44. In August 2005, Bally received several calls from Pardus indicating that they had purchased some of the Company’s debt securities. Prior to these calls, no one at Bally had heard of Pardus or its principals.
     45. In September 2005, with no prior warning, Pardus filed its first 13D indicating that it held approximately 6.4% of the Company’s stock. At a Board meeting on September 8, 2005, it was noted that Pardus had filed an amended 13D indicating share ownership of approximately 12%, making it the Company’s largest single stockholder.
     46. On September 13, 2005, at Pardus’ request, Mr. Toback first met with Pardus’ principals. At this meeting, Pardus requested that Bally consider appointing Charles Burdick, one of its advisory board members, and David VanValkenberg as candidates to fill existing vacancies. Within the next ten days, Pardus proposed two additional candidates: James Mooney and Barry Elson, a colleague of Burdick’s.
     47. By the September 15, 2005, Board meeting, at which Pardus’ suggestions were discussed, Pardus had increased its stake to 13%. The Board requested information on recent hedge fund activism and efforts to influence or take control of a public company and determined to consider possible courses of action in response to Pardus’ rapid accumulations.

     48. On September 22, 2005, the Board met again and noted that Pardus had purchased additional shares. The Board noted that ownership of more than half of the Company’s stock was highly concentrated in the hands of a relatively small number of hedge funds and arbitrageurs and requested additional information about hedge funds and their efforts to increase ownership in and influence over a public company.
     49. At a September 27, 2005 meeting with management, Pardus also stated that it might be interested in leading a recapitalization transaction if the provisions of §203 were waived.
     50. As of September 28, 2005, Pardus had recommended four director candidates to Bally: Charles J. Burdick, Barry Elson, David Van Valkenburg, and James Mooney. Pardus advised Bally that it did not want to be given “lip service” and that it was prepared to take matters to the “next level.” Pardus also advised Bally that it had spoken with Pearlman and had advised Pearlman of its three director candidates. However, Pardus stated that it had no agreement with Pearlman whatsoever. The next day, Pardus advised Bally that its candidate Mr. Mooney was too busy to serve as a director of Bally and that Pardus was therefore withdrawing his name from consideration, but that it had “an alternative candidate” that it was considering to replace him. However, Pardus did not advise Bally who that “alternative candidate” was.
     51. On September 29, 2005, the Board met again and focused its attention on strategic issues facing the Company and in particular on Pardus’ request that the Company waive the protections of DGCL § 203 and the obvious interest in a takeover of the Company implied by that requests. The Board considered its fiduciary duties in light of these developments and again requested information concerning insurgent stockholders in general or hedge funds in particular, that had sought to increase ownership in and influence over a public company.

     52. At the September 29, 2005 meeting the Board expressed concerns that the large stock holdings by activist hedge funds might result in the funds putting forth their own agenda, which might not be in the best interests of the other stockholders. The Board noted that the provisions of DGCL § 203 do not prevent the acquisition of shares, but only a subsequent business combination or other interested transactions without the approval of two-thirds of the Company’s other stockholders and thus provided an important protection for minority stockholders. The Board felt that a waiver should not be granted, particularly without first obtaining some beneficial agreement or concession from the stockholder making the request.
     53. In light of these developments, the Board also considered the advisability of adopting a stockholder rights plan to enable the Company to negotiate with a would-be acquirer to maximize stockholder value and/or deter abusive efforts to obtain control of the Company, while not preventing a favorable transaction. By compelling a stockholder to negotiate with the Board before seeking to effect a change of control transaction, the Board would be in a position to seek to protect the interests of its other stockholders as its fiduciary duties require.
     54. By the end of September, Pardus disclosed that it had increased its stake in the Company to 14.4%—a staggering and staggeringly rapid accumulation given that their first 13D had been filed at the beginning of the month.
F.	The Board Forms a Rights Plan Committee and Resolves to Adopt the Plan
     55. At a Board meeting held on October 3, 2005, the Board expressed its continued and heightened concerns that Pardus and other hedge funds, including well-known corporate raiders, were engaged in creeping acquisitions of the Company’s stock and were able to obtain their stakes at depressed prices because the market lacked access to financial information about the Company as a result of the ongoing restatement process. It was noted that an accumulator or group of accumulators might be in a position ultimately to force a change of control and to

“squeeze out” the remaining stockholders at an inadequate price (without paying a premium for control) and then resell control and capture the premium for itself. In addition, the Board was concerned that without adequate defensive mechanisms in place, the Board was unable effectively to protect stockholder interests by pursuing and implementing plans to create long term value, to adjust the Company’s capital structure, or to assure that the timing of any strategic transaction was optimized by allowing the Company to issue its financial information, implement its business plan, and take whatever other actions it deemed necessary or prudent to maximize the price available to the Company’s public stockholders.
     56. The Board noted that Bally’s stockholders were particularly vulnerable to coercive and inadequate offers because of the unavailability of current and accurate financial information due to the continuing audits and restatement procedures necessary to correct accounting errors fostered by Hillman’s mismanagement. Thus, Bally’s stockholders were poorly situated to evaluate any proposed transaction, having no access to current, accurate financial information and would-be raiders were well situated to buy Bally’s stock on the cheap.
     57. The Board was aware that a strategic transaction or recapitalization could be necessary to cure Bally’s financial woes and was advised that the adoption of a rights plan would protect the Board’s ability to identify and negotiate the strategic transactions that would best maximize value for all stockholders. The Board satisfied itself that a Rights Plan would not deter fully-priced and fairly structured offers and would not deter or prevent proxy contests for control of the Board.
     58. Accordingly, at the October 3, 2005 meeting, nearly two weeks before Pardus announced its intention to nominate a slate of candidates, the Board resolved to adopt a Plan and to create a “Rights Plan Committee” to consider the specific provisions and oversee the implementation of the Plan. The Board also determined that it was not in the best interests of stockholders to accede to Pardus’ request that the Board waive the protections of DGCL § 203 by approving Pardus’ acquisition of a 15% or greater stake in the Company without triggering Delaware’s statutory three-year waiting period for business combinations with interested stockholders and noted that Pardus had not offered any accommodation or assurance in return for the requested waiver.
     59. The Rights Plan Committee, after additional consideration, voted to adopt the Plan on October 5, 2005. The recommendation of the Rights Plan Committee was presented to and accepted by the Board on October 6, 2005 subject to implementation by the Rights Plan Committee. After determining that consents from certain lenders were required for adoption of the Plan (absent which the Company, by adopting the Plan, might be deemed to breach certain covenants in the Company’s credit agreement), the Rights Plan Committee deferred final action until the necessary consents could be obtained. Thereafter, the Company began to solicit consents from the lenders under its credit agreement.
     60. On October 17, 2005 the Rights Plan Committee voted for final approval of the Plan, to be implemented immediately upon receipt of the final lender consent. The last of those consents was obtained on October 18, 2005. That same day the necessary documents were executed, and the Plan was formally announced.
     61. The Plan defines an Acquiring Person as including any person or group that becomes the beneficial owner of 15% or more of Bally’s outstanding stock. Beneficial ownership is defined to aggregate all shares beneficially owned by any group of individuals and entities that has any written or unwritten “agreement, arrangement or understanding” related to acquiring, holding, voting, or disposing of Bally stock. Upon a determination that a stockholder or group of stockholders has become an Acquiring Person, Rights are issued to stockholders (other than Acquiring Persons) that enable the stockholders receiving the rights to exercise them and purchase $26 of Bally stock for the Right’s exercise price of $13. At recent trading prices in the range of $6.50 per share, each Right would entitle the holder to purchase four additional shares at $3.25 per share or half the market price.
     62. Consistent with the July 2004 Plan Policy, which was agreed to by Liberation at the time it was adopted, and which is incorporated into the terms of the newly adopted Plan, the Plan will expire if not approved by stockholders before July 15, 2006, but it may earlier be redeemed or terminated by the Company.
     63. After the adoption of the Plan was announced, Liberation applauded the Board’s action, noting that the Plan would prevent an acquirer from obtaining control of the Company at an unfair price.
G.	The Record Refutes Plaintiffs’ Allegations that the Plan Was Adopted in Order to Prevent Liberation and Pardus from Filing a Joint Slate
     64. As noted above, soon after Pardus filed its first 13D in September 2005, it began to recommend candidates to fill existing vacancies on Bally’s Board. At the time the Plan was adopted, the only candidates Pardus had identified were its advisory board member Charles Burdick, James Mooney (who subsequently withdrew), David Van Valkenburg, and Barry Elson.
     65. On October 17, 2005, Pardus filed a Form 14A announcing its intention to nominate a slate of three insurgent candidates for election as directors at Bally’s stockholder meeting scheduled for January 26, 2006. No individual nominees were named. On October 24, 2005, Pardus filed a Schedule 13D attaching a letter to the Board, indicating that it was considering additional candidates but without naming any of them. In that letter, Pardus complained about the adoption of the Rights Plan. However nothing in that letter or in any of Pardus’ public filings to that date or in any of their prior communications with management or the Board suggested that Pardus had any intention to nominate any candidates that might be affiliated with any other stockholder or to work together with any other stockholder in connection with the solicitation of proxies, the making of stockholder proposals or in any other way.
     66. On October 18, 2005, Bally advised Pardus that it had retained an executive search firm to assist in the process of identifying director candidates, and invited Pardus to have its nominees work with the search firm and with the Board’s Nominating and Corporate Governance Committee.
H.	Pardus and Liberation Secretly Join Forces
     67. In various 13D filings from December 2004 through October 2005, Liberation disclosed its intention to nominate its own slate of directors at Bally’s annual meeting.
     68. At some point after the adoption of the Plan, but unbeknownst to Bally or its other stockholders, Counterclaim Defendants apparently came to realize that their independent efforts to mount separate proxy contests and to slate competing candidates might counteract and dilute their common objective of destabilizing Bally and thereby obtaining influence and control over the Company and its strategic alternatives process. Accordingly, Liberation and Pardus apparently secretly agreed to join forces.
     69. Pardus agreed that it would include Kornstein, a long-time Pearlman loyalist, a Liberation investor, and one of Liberation’s planned nominees, on Pardus’ director slate, instead of one of the other individuals Pardus had previously demanded that Bally appoint to fill open positions or nominate for election to the Board. In exchange, Liberation agreed to vote its own shares and those for which it received proxies in favor of the Pardus slate.
     70. Pardus and Liberation apparently further agreed that Liberation would sponsor and Pardus would support (by voting shares it owned and those for which it obtained proxies) stockholder proposals seeking to depose Bally’s current CEO and Chairman. The Liberation proposals would serve both as a “foil” to destabilize the Company, the Board, and the strategic process initiated by Bally’s independent directors and as a means to obtain support of Kornstein’s and Pardus’ other nominees’ candidacy by suggesting that current management is inadequate so that both groups can accomplish their mutual goals of wresting control of the Company away from current management and the Board.
     71. On October 26, 2005, Pardus advised the Company that it had 5 candidates—none besides Elson and Burdick were named—that it would propose for election and to fill the existing vacancies on the Company’s Board. In other words, although Pardus owned 14% of the Company’s shares, it was suggesting that it be permitted to seat a majority of the Company’s Board.
     72. On October 28, 2005, Bally received from Russell Reynolds, its recruiting consultant, copies of biographies of four possible candidates recommended by Pardus for consideration for election to Bally’s Board. Don Kornstein’s name was among the candidates. Before this communication, Bally had no indication that Pardus had any relationship to or would seek or support the election of Mr. Kornstein, a candidate closely affiliated with Pearlman. When Bally later questioned Pardus about their suggestion of Kornstein, they elicited the truth that Pearlman had suggested Kornstein to Pardus.
     73. On November 1, 2005, in conversations with management, Pardus again indicated that they had five independent directors who they believed Bally should appoint or nominate for election, thereby giving their candidates majority representation on the Board (even though Pardus held only 14.4% of Bally’s outstanding stock).
     74. Pardus subsequently told Bally that it wanted to have three of its candidates—including Kornstein— installed on the Board immediately, and to put two others up for election at the January 26, 2006 meeting. Pardus’ five candidates were Kornstein, Elson and Burdick, along with David Van Valkenburg, and Thomas Albani.

     75. Ultimately, the Board agreed to, and did, consider all five of Pardus’ candidates as part of a search process conducted by its nominating committee (with the assistance of independent consultants) to identify the best-qualified individuals to fill the existing vacancies and for possible nomination for election at Bally’s annual meeting of stockholders. Bally interviewed Kornstein as part of the process as well.
     76. On November 17, 2005, Pardus formally announced its nomination of Burdick, Elson, and Kornstein for Bally’s Board of directors.
     77. After Pardus nominated Liberation’s “suggested” candidate Kornstein, Liberation declined to follow through on its previously announced intention to nominate its own slate of director candidates.
I.	Liberation’s Stockholder Proposal and Its Insidious Functions
     78. A few days later, on November 21, 2005, Liberation sent Bally notice of its intent to introduce the Stockholder Proposal at the Annual Meeting. According to Liberation, “If adopted, the [Stockholder] Proposal would (i) amend the . . . Bylaws . . . to afford stockholders the right to remove the Chief Executive Officer and President upon the affirmative vote of a majority of the Company’s stock[holders]; (ii) prevent the Board of Directors of the Company from acting unilaterally to amend the Bylaws to eliminate the stockholder authority described in clause (i); and (iii) remove [Bally’s] current Chief Executive Officer and President Paul A. Toback from office, effective immediately.”
     79. Liberation is currently seeking stockholder support for the Stockholder Proposal and seeks to have the Stockholder Proposal presented at Bally’s upcoming Annual Meeting.
     80. As set forth in separate litigation filed by Bally in this Court on December 5, 2005, the Stockholder Proposal contravenes controlling Delaware law and the Company’s Certificate of Incorporation which state that “[t]he business affairs of the Corporation shall be managed by or under the direction of the Board of Directors”5 and that “the Board of Directors shall have the power to make, adopt, amend, change or repeal the Bylaws of the Corporation by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.”
     81. In soliciting proxies and stockholder support for the Stockholder Proposal, Liberation has been directly attacking the current directors (including on matters unrelated to its proposals), even though it professes not to be soliciting against their election. Thus, Liberation’s proposal serves the purpose of promoting insurgent director candidate Kornstein’s bid for election to the Bally Board of directors—even if the proposal is rejected by stockholders or ultimately invalidated by this Court.
     82. Pardus has not taken any position as to the Stockholder Proposal in its most recent proxy filings but is seeking discretionary authority to vote to support the Stockholder Proposal “once they decide.”
     83. The Stockholder Proposals will help Liberation accomplish its goal of destabilizing management and the Board. That destabilization will satisfy Pearlman’s self-serving interest in exacting revenge for his friend and Liberation investor, Hillman, and it will facilitate Liberation’s desire to accumulate additional Bally stock at the expense of stockholders generally when the Company is unable to complete its strategic alternatives efforts. Pardus, too, will benefit from the destabilization effects of the Liberation proposal, which will help Pardus to inject into the boardroom three loyal directors who will be willing to approve Pardus’ acquisition of ever larger stakes in the Company without paying the control premium due to the other stockholders.

[5]	8 Del. C. § 141(a); see also Bally’s Certificate of Incorporation.

J.	Bally Files a Lawsuit That Forces Liberation, and Then Pardus, to Admit Some of the Facts Demonstrating That They Are Acting in Concert, but Liberation Prevents Further Inquiry by Means of Further Incomplete and Misleading Disclosure
     84. In response to significant evidence that Liberation and Pardus had entered into arrangements, understandings, or agreements to support each other’s proposals, Bally, soon after filing its restated financials and announcing its intention to pursue strategic alternatives, filed a lawsuit against Liberation in the United States District Court for the District of Delaware challenging the misleading disclosures in Liberation’s 13D and proxy materials, including its failure to disclose that it was acting in concert with Pardus to support Kornstein, to defeat Bally’s candidates and proposals, and to support the Stockholder Proposal (the “Federal Proxy Litigation”).
     85. Pardus and Liberation, collective owners of approximately 26% of Bally’s outstanding stock realized at this point, if not before, that if it were discovered that they had entered into arrangements, understandings, or agreements with respect to Bally’s stock they may have triggered the Plan, and the issuance and subsequent exercise of Rights by the other stockholders would substantially dilute Pardus’ and Liberation’s interest, thwarting their plan to seize effective control of the Company.
     86. Accordingly, on December 11, 2005, Liberation filed this lawsuit.
     87. In order to prevent discovery into the question of whether Liberation and Pardus were acting in concert as an undisclosed 13D “group,” Liberation amended its SEC filings and disclosed certain information concerning its relationships with Kornstein, admitted that it had recommended Kornstein to Pardus and disclosed the fact of Bally’s contentions, but denied the ultimate fact, that Liberation and Pardus had entered into one or more arrangements, understandings or agreements to support Kornstein and Liberation’s Stockholder Proposal. Liberation then sought dismissal of the order granting expedited discovery in the Federal Proxy

Litigation, which was about to commence, and the preliminary injunction proceedings set for hearing on January 11, 2006.
     88. By an opinion dated December 22, 2005, the District Court granted Liberation’s motion, determining that Liberation’s disclosure of the existence of the “good faith dispute” concerning Bally’s “group” allegations mooted the need for preliminary injunctive relief. The matter remains pending subject to its ultimate resolution on the merits. Bally has filed a notice of appeal with respect to that ruling.
K.	The Overwhelming Evidence Supports the Conclusion That Pardus and Liberation Are Acting in Concert
     89. Bally has strong circumstantial evidence that Liberation and Pardus are in fact acting as an undisclosed “group” and are supporting each others’ efforts. Indeed, recently, Pearlman was bold enough to lobby one of Bally’s sitting directors about the wisdom of supporting Pardus’ proposed slate. Bally is informed and believes that similar conversations have taken place between Liberation and/or Pardus and certain of Bally’s other stockholders.
     90. As noted above, Bally’s belief is supported by Liberation’s and Pearlman’s own admissions, which were forced by Bally’s litigation efforts in federal court. After Bally brought the Federal Proxy Litigation, Liberation belatedly admitted facts pointing to the existence of their group action with Pardus, including that:
a. “Don R. Kornstein, one of Pardus’ director nominees, was suggested as a possible candidate by Mr. Pearlman.” (a fact also belatedly admitted by Pardus in its SEC filings);
b. “During the 17 years of their acquaintance, Mr. Pearlman has been involved in a few business relationships with Mr. Kornstein. In 1988, while Mr. Kornstein was a senior managing director at Bear Stearns, the firm was retained by Mr. Pearlman in connection with an unsolicited bid for Arkansas Best. Mr. Pearlman, on the other hand, was retained by Jackpot Enterprises, Inc. to advise on a single mergers and acquisitions deal during Mr. Kornstein’s tenure as an officer and director of the company from 1994 to 2000.”

c. “In 2003, Mr. Pearlman nominated Messrs. Hillman and Kornstein for election to the Board of Directors of another company, namely, InterTan, Inc., in a proxy contest which ultimately resulted in settlement.”
d. “Currently, Mr. Pearlman has no business relationship with Mr. Kornstein, other than the small investment that Mr. Kornstein and his wife have jointly made in Liberation Investments, L.P., which investment represents no more than 0.38% of the capital of Liberation Investments, L.P., and no more than 0.26% of the aggregate capital of both funds.”
e. “Mr. Pearlman maintains a personal relationship with Mr. Hillman, the former Chief Executive Officer of the Company.”
f. “The Lee S. Hillman Revocable Trust is currently a small limited partner in Liberation Investments, L.P., whose investment represents no more than 0.38% of the capital of Liberation Investments, L.P. and no more than 0.26% of the aggregate capital in both funds.”
     91. Moreover, Bally’s belief that Liberation and Pardus are acting in concert to support Pardus’ slate is supported by abundant additional circumstantial evidence, much of which is outlined above and which, in combination with Liberation’s admissions, reflects either deliberate concerted action or a level of coincidence worthy of a Thomas Hardy novel. Such evidence includes inter alia that:
a. Liberation suddenly abandoned its stated intention to slate its own candidates, and decided not to run any directors after Pardus accepted Liberation’s suggestion that they include Kornstein, Pearlman’s old friend and colleague, on Pardus’ slate.6
b. Liberation, in soliciting support for its Stockholder Proposal has also sought to solicit the authority to vote for the Pardus slate.
c. Pearlman has openly called stockholders and even Bally’s sitting directors, urging them to vote for Pardus’ candidates.
d. Pearlman has made numerous public filings attacking Bally’s sitting directors, an effort irrelevant to the purposes of the Stockholder Proposal, i.e., removing the CEO, which can only be meant to garner support for the election of new directors, i.e., those proposed by Pardus.

[6]	Yet incredibly, Liberation stated in its securities filings that it had not decided whether or not it will vote for Kornstein—its former nominee, its current investor, and the longtime crony of its principal, whom Liberation itself “suggested” to Pardus.

e. On its proxy card, Pardus has sought discretion from stockholders to allow Pardus to vote for the Liberation proposals.7
     92. In addition, Liberation’s actions in filing this lawsuit seeking a declaration that the Company’s Stockholder Plan is invalid on the ground that it precludes stockholders who collectively own more than 15% of the Company’s shares from entering into an agreement with respect to those shares is itself strong evidence of concerted activity. (Complaint, Exhibit D, at ¶¶ 5, 8.) Such a declaration matters only if Liberation and Pardus and/or others already have entered, or intend to enter into such an agreement. The Complaint betrays Liberation’s concern that they have taken actions beyond merely suggesting Mr. Kornstein to Pardus, and thus may have triggered the Plan—otherwise, why file the suit? The Complaint correctly asserts that “Bally confirmed that suggesting the names of possible directors would not trigger the Pill,” and then protests that “there is no agreement between Liberation and Pardus.” If this were true and all that Liberation has done is to suggest a friend without any understanding that they would support him, why is Liberation seeking an order from the this Court enjoining Bally from triggering the Plan “against Liberation or any other stockholder claimed by Liberation to be acting in concert with it?” Id. at p. 12 (prayer for relief).
     93. In fact, Liberation lay bare that it was seeking support for Pardus’ slate, contrary to its avowed neutrality, when in early December 2005, Pearlman telephoned Eric Langshur, an incumbent member of Bally’s Board who is up for re-election at the Annual Meeting. Pearlman asked Langshur, in words or effect: “Why won’t you endorse Pardus’ proposal for three directors? What’s wrong with you guys? You should just go along with Pardus’ three.” Other stockholders have reported similar conversations.

[7]	Pardus has, similar to Liberation, disingenuously demurred in its proxy statement as to how it intends to exercise such discretion.

     94. The most recent coup de grâce is that while Liberation continues to disclaim support for any candidate, it has recently commenced soliciting proxies via a proxy card that includes the names of only the three Pardus nominees, Messrs. Burdick, Elson and Kornstein. Liberation explains that it has provided this card for the convenience of stockholders, and that it had “intended to name all expected director nominees,” but that it was forced to omit the name of Bally’s candidate Eric Langshur (the chair of the Audit Committee who led Bally through its restatement process) because it did not receive his consent and thus it was “prohibited” from including him on its card.
     95. In reality, Liberation did not obtain Mr. Langshur’s consent because it made a deliberate effort to avoid giving him the opportunity to consent. On December 8, 2005, Liberation included Mr. Langshur as a director nominee on the proxy card included in its Preliminary Proxy Statement. Despite its professed “intent” to include “all expected director nominees” on its card, Liberation let more than two weeks pass before finally getting around to requesting Mr. Langshur’s consent—which Liberation did by letter dated December 23, 2005.
     96. Although Bally’s Proxy Statement included Mr. Langshur’s business address, and stated that Bally is the business address for Bally officers only, Liberation sent its request for consent to Bally, not to Mr. Langshur. The letter listed Mr. Langshur as the last of six addressees—Messrs. Burdick, Elson and Kornstein and Messrs. Burdick, Elson and Langshur—none of whom use Bally as their business address. Not surprisingly, the letter was not received at Bally until after the Christmas holidays and the method of addressing caused further delay in its delivery to Mr. Langshur.
     97. Although Liberation knew it was the Christmas holidays (and that Bally’s and Mr. Langshur’s offices were likely closed), and despite the fact that Pearlman had directly contacted Mr. Langshur many times in the past, Liberation made no effort to call Mr. Langshur directly.

Instead, at 11:00 p.m. on December 26, 2005—a federal holiday, when Mr. Langshur was on vacation with his family—Liberation faxed a copy of the letter to Mr. Langshur’s business address asking for Mr. Langshur’s consent no later than December 28, 2005.
     98. Liberation then mailed a proxy card that included only Pardus’ candidates, including Liberation’s suggested candidate, Mr. Kornstein. To add insult to injury, Liberation misleadingly intimated that Mr. Langshur was not included because he had refused to consent, stating that “we did not receive the consent of Eric Langshur to be named . . . Furthermore, Mr. Langshur did not confirm to us that he would serve on the Board of Directors if elected.”
     99. Liberation—which is well-acquainted with proxy contests and knows that consent must be obtained—thus engaged in a circuitous process that was designed to fail. By virtue of this last of many deliberate subterfuges, Liberation has now included a proxy card that presents stockholders with the option only of voting for Pardus’ candidates(along with its own invalid proposal)—while disclaiming any intention to support any candidates at all and disclaiming that Pardus and Liberation have agreed to act in any way to support each others’ candidates and proposals.
     100. Similarly, Pardus has disingenuously demurred as to how it intends to exercise the discretion it seeks in its proxy statement to vote on the Liberation proposals.
     101. Based upon the foregoing, Bally believes there is more than ample evidence that Pardus and Liberation have in fact entered into arrangements, understandings or agreements to support each others’ candidates and proposals. Bally believes that an inquiry will provide further evidence showing that Liberation has agreed with Pardus that (1) Pardus would slate and Liberation will support Kornstein, (2) that Liberation would put forward the Stockholder Proposal seeking to remove management as a “foil” designed to discredit management and thereby engender support for Pardus’ (and Liberation’s) candidates, (3) in return Liberation would not suggest an alternative slate; and (4) each would vote the shares of the Company stock they own, and those for which they gather proxies, in favor of the Pardus slate and Liberation’s Stockholder Proposals. It simply strains credulity to suggest that Pardus—a hedge fund that had already invested millions of dollars acquiring a substantial stake in Bally and had already suggested a full slate of candidates to Bally—decided to change its slate to nominate someone with whom it had no prior connection as a board representative simply because another, wholly unaffiliated stockholder made an unsolicited “suggestion” that Pardus appoint that stockholder’s long-time loyalist—let alone that it would do so—without any explicit or implicit quid pro quo.
     102. Instead, it makes perfect sense that Pardus and Liberation would and have been working together to achieve their common goal of destabilizing the Company and obtaining significant stakes without paying a premium. By working independently, they would be at cross purposes. By working together each achieves what it wants. Both hope to turn a quick profit. Pardus clears the way to take control. And Liberation and Pearlman exact their revenge.
IV. FIRST CLAIM FOR DECLARATORY RELIEF: THE PLAN IS VALID AND ENFORCEABLE
     103. Bally repeats and realleges paragraphs 1 through 102 as if fully set forth herein.
     104. Notwithstanding the rhetoric and hyperbole in Plaintiffs’ Complaint, the Plan adopted by the Stockholder Plan Committee is in fact nothing more than a “garden-variety” rights plan. The provision challenged by Liberation in its Complaint has long been approved by this Court and the Delaware Supreme Court.8
     105. Bally’s Board of directors identified a specific threat to the Company’s policies and effectiveness—an apparent creeping acquisition by Pardus, a hedge fund that had indicated its interest in acquiring as much as 30% of the Company while retaining the option to engage in a

[8]	See, e.g., Moran v. Household Int’l, Inc., 500 A.2d 1346 (Del. 1985); Stahl v. Apple Bancorp, Inc., 1990 WL 114222 (Del. Ch. 1990).

transaction with the Company within the next three years. In addition, the Board has recognized the Company may need to engage in certain strategic transactions or possibly a recapitalization, in which case the Plan can provide leverage for the Board to negotiate to maximize stockholder value.
     106. The Board recognized that Pardus’ actions posed a threat to the other stockholders—Pardus may accumulate sufficient shares to exercise effective control without paying a control premium to the other stockholders.
     107. The Plan was a measured, rational, and non-preclusive response to the identified threats. The Board properly took action to protect Bally’s public stockholders from apparent attempts to attain control of the Company without paying a control premium to the other stockholders and to ensure that the Company was well-positioned to promote and to protect its stockholders’ interests in the event of a change of control. Adoption of the Plan was the mildest medicine capable of protecting the Company from the threats it faced.
     108. The Company and its Board have not staunchly and blindly sought reelection of incumbents or directors recommended by the current Board and management but rather have nominated candidates who are mutually agreeable to the Company and to Pardus, a substantial stockholder, for a majority of the open board positions. Election of the two Pardus candidates who are also recommended by Bally would result in Pardus, a 14% stockholder, having seated 22% of the Board.
     109. Furthermore, the objective record of the Company’s actions disproves Liberation’s allegation that the Plan was adopted for an improper purpose.
     110. Liberation’s claim that the Plan was adopted in response to Pardus’ proxy solicitation is based on the fact that the final papers were formally executed the day after Pardus announced its proxy solicitation. However, as noted above, the Board on October 3, 2005, and the Rights Plan Committee on October 5, 2005, voted conditionally to approve the Plan before any stockholder announced an intention to engage in a proxy contest at the upcoming stockholder meeting. Implementation of the Plan could not be concluded until Bally obtained consents from certain lenders.
     111. Liberation’s allegations concerning the Plan are devoid of substance and the record shows that they were nothing more than a public relations tactic. Liberation is aware that the Plan was conditionally approved before the Pardus proxy solicitation was announced. Indeed, Liberation and its counsel were aware of that fact at the time the Complaint was filed. Yet Liberation nonetheless alleged that the Plan was adopted in response to the Pardus proxy solicitation. Liberation also filed its Complaint, including its misleading allegations concerning the adoption of the Plan, as an exhibit to its federal securities filings. Liberation did so in an effort to impugn the Company and its Board before the stockholders and thus attempt to improve its and Pardus’ chances for success in the upcoming vote.
     112. The Plan was validly adopted, was adopted for a proper purpose, and is currently enforceable according to its terms.
V. SECOND CLAIM FOR DECLARATORY RELIEF AS TO WHETHER LIBERATION ACTING IN CONCERT WITH PARDUS HAS TRIGGERED THE RIGHTS PLAN
     113. Bally repeats and realleges paragraphs 1 through 112 as if fully set forth herein.
     114. The Plan is triggered if any person or group becomes the beneficial owner of 15% or more of Bally’s outstanding stock. The Plan defines beneficial ownership to include shares beneficially owned by individuals and entities that have any written or unwritten “agreement, arrangement or understanding” related to acquiring, holding, voting, or disposing of Bally stock.

     115. Liberation and Pardus collectively control approximately 26% of Bally’s outstanding common stock, with Liberation controlling approximately 12% and Pardus controlling approximately 14%. (Complaint at ¶¶ 2–3.)
     116. Both hedge fund stockholders appear eager to exercise effective control over the management of Bally either by controlling a sufficient percentage of the outstanding stock or by controlling a majority of the Board of Directors.
     117. Acting alone, Liberation’s ongoing attempts (1) to seek revenge against Bally’s management; and (2) to foster (to an even greater extent) the instability that has facilitated its creeping acquisition at the expense of Bally’s stockholders have so far been unsuccessful.
     118. Pardus’ solo attempts to designate a majority of the Bally Board and to obtain authorization to accumulate up to 30% of the Company’s outstanding stock have also failed.
     119. The two hedge funds now appear to have joined forces to facilitate further share accumulation, to elect insurgent director candidates, and to pass stockholder proposals.
     120. By apparently working together to invalidate the Plan or to seat board members who will vote to redeem it, and by seeking to remove Toback by stockholder initiative, Liberation and Pardus are directing their mutual efforts at destabilizing the Company, the Board, and the strategic process initiated by Bally’s independent directors.
     121. By apparently working together, Pardus and Liberation ensure Kornstein will receive the votes of no fewer than 26% of the outstanding shares. That 26% is supplemented by both hedge funds’ efforts—Pardus’ proxy solicitations and Liberation’s promotional SEC filings, stockholder proposals, and litigation—to solicit other stockholders to vote for Kornstein, and greatly increases his chances of election.
     122. Liberation has publicly denied any coordinated efforts with Pardus or other stockholders both in documents it has filed with the SEC and in its Complaint in this action, but

Liberation’s public statements are not credible. By stating it had no intention to accumulate more shares, while more than doubling its holdings; by misrepresenting the contents of confidential materials in its Complaint; and by using its SEC filings as promotional materials to attack the Company, Liberation has repeatedly demonstrated that its statements about its Bally interests cannot be trusted.
     123. Liberation’s self-serving denials of an agreement with Pardus are not reliable. If anything, the fact that Liberation has gone to such lengths to deny that it is acting in concert with Pardus to elect Kornstein and to pass various stockholder proposals suggests that the opposite is true, just as the opposite was true when Liberation repeatedly announced that it had no present intention to accumulate additional Bally shares.
     124. Bally seeks a determination by this Court as to whethert the parties’ coordinated efforts are pursuant to an undisclosed agreement, arrangement, or understanding between Liberation and Pardus so as to trigger the Rights Plan.
VI. THIRD CLAIM FOR DECLARATORY RELIEF AS TO WHETHER LIBERATION AND PARDUS HAVE TRIGGERED DGCL § 203.
     125. Bally repeats and realleges paragraphs 1 through 124 as if fully set forth herein.
     126. Section 203 prohibits business combinations with interested stockholders for a period of three years after a stockholder acquires 15% or more of a corporation’s voting stock. The statute is triggered when any person or group becomes the owner of 15% or more of a Delaware corporation’s outstanding stock.
     127. Shares owned include those owned by any person or group with whom the stockholder has any “agreement, arrangement or understanding” related to the acquiring, holding, voting, or disposing of shares of the company.
     128. Bally seeks a determination as to whether, by the same alleged unacknowledged agreement, arrangement, or understanding between Liberation and Pardus to vote shares they own and for which they obtain proxies (1) for the election of insurgent director candidate Kornstein and (2) for the promotion and passage of stockholders resolutions, Liberation and Pardus have each become “interested stockholders” under DGCL § 203.
VII. PRAYER FOR RELIEF
WHEREFORE Bally respectfully requests that this Court enter judgment in favor of the Company and against the Counterclaim Defendants, and grant the following relief:
     (a) An order declaring the Plan was validly adopted and is enforceable according to its terms;
     (b) An order declaring whether Liberation and Pardus each “beneficially own” (within the meaning of the Plan) the shares of common stock held by both collectively;
     (c) An order declaring whether Liberation’s and Pardus’ agreements, arrangements, and/or understandings have caused each to become an “interested stockholder,” as that term is defined in DGCL § 203;
     (d) Attorneys’ fees and costs; and
     (e) Such other and further relief as the Court deems just.

OF COUNSEL:
/s/ Raymond J. DiCamillo

Laurie B. Smilan	Raymond J. DiCamillo (#3188)
Latham & Watkins LLP	Richards, Layton & Finger, P.A.
Two Freedom Square	One Rodney Square
11955 Freedom Drive, Suite 500	P.O. Box 551
Reston, Virginia 20190-5651	Wilmington, Delaware 19899
(703) 456-1000	(302) 651-7700
Attorneys for Defendants and
Counterclaimant Bally Total Fitness
Dated: January 9, 2006	Holding Corporation

Contact:	BALLY TOTAL FITNESS
8700 West Bryn Mawr Avenue
Chicago, IL 60631
www.ballyfitness.com
Investors: Janine Warell, (773) 864-6897
Media: Matt Messinger, (773) 864-6850
Additional Investor Contacts:
Jeanne Carr/Dan Burch, of MacKenzie Partners
(212) 929-5916 / (212) 929-5748
FOR IMMEDIATE RELEASE
BALLY FILES COUNTERCLAIM AGAINST PARDUS AND LIBERATION SEEKING
DECLARATION AS TO WHETHER DISSIDENTS HAVE TRIGGERED ITS
STOCKHOLDER RIGHTS PLAN
Litigation Follows Breakdown in Settlement Discussions; Company Responds to Claims in Pardus’
Most Recent Letter to Bally Shareholders
CHICAGO, January 10, 2006 - Bally Total Fitness (NYSE: BFT), the nation’s leader in health and fitness, today announced that, after engaging in extensive settlement negotiations with hedge fund Pardus European Special Opportunities Master Fund L.P. and its principals, settlement negotiations have broken down over their unacceptable demands, forcing the Company to seek legal remedies.
Bally said that it has made a sincere effort to avoid engaging in a proxy contest with Pardus and Liberation, another hedge fund engaged in a proxy contest with Bally. Bally said that despite its attempts to respond to Pardus by adding two of Pardus’ nominees to the Bally slate, it has now determined that it must take appropriate legal action to protect the rights of its other shareholders in light of increasing evidence that Pardus and Liberation are working together to wrest control of the Company without paying a control premium.
“The independent directors on Bally’s Board have taken extraordinary steps to reach an agreement with Pardus and Liberation, including meeting with the principals of Pardus on two separate occasions,” said John W. Rogers, Jr., Bally Board member and Chairman and CEO of Ariel Capital Management LLC, speaking on behalf of the Company. “Despite Bally offering Pardus exceedingly fair proposals, Pardus has not shown any willingness to reach a settlement with the Company unless their ultimatums are accepted, and have recently indicated no further interest in discussions. As a result, the Board has come to the unanimous conclusion that Pardus and Liberation are only interested in advancing their own interests in gaining effective control of the Board and its strategic alternatives process. We were left with no choice but to pursue legal actions to protect the interests of all shareholders.”
In responding to Pardus’ most recent letter released today, Bally commented, “It’s apparent from the increasingly shrill tone and misleading statements in Pardus’ new filing that they are engaging in a futile attempt to portray themselves as something other than self serving. Their latest attempt to frighten shareholders into believing that triggering Bally’s pill could result in the Company filing for bankruptcy is a blatant falsehood.

“Any triggering of the Rights Plan would be a result of Pardus and Liberation’s undisclosed concerted actions to seize control. And while the triggering of the Rights Plan would dilute Pardus and Liberation, it would inure to the financial benefit of every other stockholder and would not adversely affect the Company’s overall financial position.
“Additionally, to characterize prospects for the Pill triggering as management’s desire to further entrench itself is simply ludicrous. The fact is that they and their allies at Liberation would be the only stockholders hurt by the Pill triggering, which is ironic, since it would be their clandestine attempt to gain control of Bally’s Board and strategic process that could be the Pill triggering factor.”
Bally’s Shareholder Rights Plan, which will expire on July 15, 2006 unless it is ratified by shareholders prior to that time, was put in place to preserve the rights of all Bally shareholders and thwart would-be acquirers from seizing control of the Company without paying a premium.
Bally said it has filed a counterclaim in the previously disclosed proceeding initiated by Liberation in the Delaware Court of Chancery concerning the validity of the Company’s Stockholder Rights Plan. In its counterclaim, brought against Pardus as well as Liberation and their principals and Donald Kornstein, the Company seeks a declaration by the court as to whether Pardus and Liberation have undisclosed agreements, arrangements or understandings with respect to their Bally stock which might result in Bally’s Stockholder Rights Plan being triggered. As previously announced, Kornstein is Liberation’s long term loyalist and suggested candidate on Pardus’ slate.
Bally’s allegations as to the two hedge funds operating as a group include:
•	Following Federal proxy litigation, Liberation belatedly admitted facts pointing to the existence of their group action with Pardus, including the fact that Don Kornstein, one of Pardus’ director nominees, was suggested as a possible candidate by Mr. Pearlman. Pardus also belatedly admitted this fact in its SEC filings.

•	During the 17 years of their acquaintance, Mr. Pearlman and Mr. Kornstein have been involved in several business relationships, including each retaining the other as advisors in various situations.

•	Liberation abandoned its stated intention to slate its own candidates, and decided not to run any directors after Pardus accepted Liberation’s suggestion that they include Kornstein, Pearlman’s old friend and colleague, on Pardus’ slate. Yet incredibly, Liberation stated in its securities filings that it had not decided whether or not it will vote for Kornstein, its former nominee, its current investor, and the longtime crony of its principal, whom Liberation itself “suggested” to Pardus.

•	Liberation, in soliciting support for its stockholder proposal has also sought to solicit the authority to vote for the Pardus slate. Its proxy card includes only the Pardus nominees. Moreover, Pearlman has openly called stockholders and even Bally’s sitting directors, urging them to vote for Pardus’ candidates.

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•	On its proxy card, Pardus has sought discretion from stockholders to allow Pardus to vote for the Liberation proposals.
The Company also announced that it has filed a notice of appeal with the U.S. Court of Appeals for the Third Circuit asking it to reverse the decision of the U.S. District Court for the District of Delaware that the merits of the parties’ “good faith dispute” concerning whether Liberation and Pardus were acting as a “group” did not need to be resolved in advance of the upcoming annual meeting of stockholders merely because Liberation has now disclosed Bally’s allegations. Bally believes that the law requires that Liberation and Pardus advise shareholders of the fact of any arrangement, understanding or agreement they have entered into concerning the solicitation and voting of proxies. Bally believes that stockholders are entitled to know before they vote which insurgents are the actual sponsors of the candidates and proposals, what power these insurgents hold collectively, as well as how these dissidents intend to wield that power. Bally will urge the Court of Appeals to decide this issue in advance of the annual meeting.
Bally further disclosed that its action for declaratory judgment in the Delaware Court of Chancery is ongoing against Emanuel Pearlman and his hedge fund, Liberation, in which it has asked the court to confirm that Liberation’s stockholder proposal violates both Section 141(a) of the Delaware General Corporation Law and the Company’s Certificate of Incorporation. The Company said if Liberation’s proposal is adopted by the required 75% vote at the annual shareholders meeting, it intends to call upon the Chancery Court to invalidate the proposal.
About Bally Total Fitness
Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers in the U.S., with nearly 440 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Crunch Fitness(SM), Gorilla Sports(SM), Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada (R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
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